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                                                                EXHIBIT (4)-3


                          CAREMARK INTERNATIONAL INC.
                     QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

      1. Purpose. Caremark International Inc., a Delaware corporation ("Caremark"), has established the Caremark International Inc. Qualified Employee Stock Purchase Plan (the "Plan") to offer its employees and the employees of its designated subsidiaries the right to purchase shares of common stock, $1.00 par value, of Caremark ("Common Stock") on the terms and conditions set forth herein. For purposes of the Plan, the term "subsidiary" means any corporation in which Caremark has, either directly or indirectly, at least a 50 percent ownership interest. It is intended that this Plan, and all rights granted hereunder will meet the requirements of an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code), as such provisions may be amended from time to time.
The Plan, in all respects, shall be interpreted and construed so as to be consistent with such purpose.

      2. Administration. The plan shall be administered by the Compensation Committee of the Caremark Board of Directors (the "Committee"), which Committee shall consist of two or more disinterested persons within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that, with respect any matter that does not relate to the participation of or the price, amount or timing of Subscriptions (as defined in subsection 5.1) relating to persons who are subject to section 16(a) of the Exchange Act, the Committee may delegate to the Chairman of the Board or, except as to the issuance of stock, to any other officer of the Company any or all authority otherwise delegated to the Committee under the terms of the Plan. The Committee shall have the authority to (a) manage and control the operation of the Plan; (b) interpret and construe the provisions of the Plan, and prescribe, amend and rescind rules and regulations and relating to the Plan; (c) correct any defect or omission and reconcile any inconsistency in the Plan; and (d) make all other determinations necessary or desirable for the implementation and administration of the Plan. The determination of the Committee on matters within its authority shall be conclusive and binding on Caremark and its subsidiaries and all other persons.

      3. Employees Entitled to Participate. Subject to the terms and conditions of the Plan, all employees of Caremark and such subsidiaries as the Committee may designate shall be eligible to participate in the Plan; provided, however, that the Committee may exclude from participation: (a) employees who have been employed less than any designated period (not to exceed two years);
(b) employees whose customary employment is less than any designated number of hours (not to exceed 20) per week; or (c)


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employees whose customary employment is less than any designated period (not exceeding five months) in any calendar year.

       4.     Shares Subject to Plan.

              4.1 Number of Shares Reserved. The total number of shares of Common Stock authorized to be issued hereunder is 6,000,000, which may be either newly issued or Treasury shares. To the extent provided by resolution of the Caremark Board of Directors, such shares may be uncertificated.

              4.2 Reusage of Shares. In the event of the exercise, expiration, withdrawal or other cancellation of a Subscription (as described in subsection 5.1) under the Plan, the number of shares of Common Stock that were subject to the Subscription but not delivered shall again be available for Subscriptions under the Plan.

              4.3 Adjustment to Shares Reserved. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock which are or may be subject to Subscriptions under the Plan and the terms of any outstanding Subscriptions (including the Subscription Price) shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of benefits under the Plan.

       5.     Subscriptions.

              5.1 Method of Subscription. Subject to the terms and conditions of the Plan, an eligible employee may elect to participate in the Plan by delivering an executed "Subscription" to the Committee, which Subscription shall specify the number of shares of Common Stock that are subject to the Subscription. The Subscription shall be effective on the date that it is received by the Secretary of Caremark. Notwithstanding the foregoing provisions of this subsection 5.1:

              (a) An employee's Subscription will not become effective to the extent that the Subscription would permit the employee's right to purchase stock under the Plan (and all other employee stock purchase plans of Caremark and its subsidiaries) to accrue at a rate that exceeds $25,000 in Fair Market Value (as defined in subsection 9.9) of the Common Stock (determined as of the date the Subscription is made) for each calendar year during which the Subscription would be outstanding at any time.


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              (b)    An employee's Subscription shall not become effective to
       the extent that, immediately after the Subscription, the employee owns or constructively owns (within the meaning of sections 423(b) (3) and 424(d) of the Code) stock (including stock subject to the Subscription) possessing 5% or more of the total combined voting power or value of all classes of stock or Caremark or its subsidiaries.

              (c) An employee's Subscription shall not become effective to the extent that, immediately after the Subscription, the aggregate Subscription Prices for the shares of Common Stock subject to all of that employee's outstanding Subscriptions would exceed 25 percent of the employee's then annual rate of basic compensation. For purposes of the Plan, an employee's "basic compensation" shall not include prizes, bonuses, reimbursed relocation expenses and similar nonrecurring items.

The Committee may, from time to time, limit the number of Subscriptions that an employee may have outstanding under the Plan at any time or the frequency with which Subscriptions may be made, specify a minimum number of shares or multiple of a number of shares that may be subject to a Subscription under the Plan, and impose restrictions on an employee's ability to subscribe following any withdrawal of a Subscription; provided, however, that any such limitations or restrictions shall apply uniformly to all eligible employees. Subject to the terms and conditions of the Plan, a Subscription shall remain outstanding until it is exercised, withdrawn, expires or is otherwise terminated in accordance with the terms of the Plan.

              5.2 Subscription Price. The Subscription Price per share of Common Stock subject to a Subscription shall be the lesser of (a) 85% of the Fair Market Value of a share of Common Stock on the effective date of the Subscription; or (b) 85% of the Fair Market Value of a share of Common Stock on the day the Subscription is exercised, as provided in Section 7 below.

              5.3 Expiration of Subscriptions. To the extent not previously exercised, withdrawn or otherwise cancelled, each Subscription shall expire and may not be exercised, in whole or in part, after the earliest of;

              (a) the date which is 27 months after the effective date of the Subscription (or such shorter period as the Committee may from time to time prescribe);

              (b) the date which is three months after an employee's employment with Caremark and its subsidiaries terminates by reason of permanent disability, retirement at or after age 55 or, to the extent provided by the Committee, the

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       divestiture by Caremark of a division or a subsidiary by which he is employed;

              (c)    the date which is twelve months after an employee's death;
       or

              (d) subject to the provisions of subsection 7.3, the date the employee's employment with Caremark and its subsidiaries terminates for any reason other than those described in paragraphs (b) or (c) next above.

              5.4 Withdrawal of Subscriptions. An employee may withdraw any of his outstanding Subscriptions by filing a written notice of such withdrawal with the Committee (or its designee) on a form approved by it, which form shall specify the Subscriptions to be withdrawn. Upon receipt by the Secretary of Caremark of a notice of withdrawal, the Subscriptions designated in the notice shall be cancelled as to all unexercised shares and the employee's payroll deductions (as described in subsection 6.1) shall be adjusted to reflect such cancellation.

       6.     Payroll Deductions; Subscription Account.

              6.1 Payroll Deductions. For any period during which an employee has a Subscription outstanding, payroll deductions shall be made from the employee's basic compensation for each payroll period during which the Subscription is outstanding, (or, if such deductions are not permitted under applicable law, by any alternative method approved by the Committee). Deductions shall begin as soon as practicable after the Subscription becomes effective, at such rates as determined by the Committee to ensure that the Subscription Price for all of the shares subject to the Subscription shall be paid at least ratably over a period not exceeding 27 months.

              6.2 Subscription Account. The Committee shall cause a separate bookkeeping account (a "Subscription Account") to be maintained for each employee for whom payroll deductions have been made (or who makes payments pursuant to subsection 7.3), which account will reflect the accumulated payroll deductions (or other payments) made on behalf of the employee, reduced for any charges made against such account pursuant to Section 7 or any distributions from such account pursuant to the provisions of the Plan.

              6.3 Distribution of Balance of Subscription Account. To the extent that any balance remains in an employee's Subscription Account at the time all of the employee's Subscriptions cease to be outstanding (whether by exercise, withdrawal, expiration or otherwise), the balance in the Subscription Account shall be distributed to the employee (or, in


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the event of his death, his estate) as soon as practicable after the last
Subscription ceases to be outstanding.

     7.   Exercise of Subscriptions.

          7.1 Exercise While Employed. When an employee's Subscription Account balance equals or exceeds the Subscription Price for at least twenty shares (determined in the order that the Subscriptions were made), he shall be deemed to have exercised his Subscriptions with respect to that number of shares. Upon exercise, the employee's Subscription Account will be charged with the aggregate Subscription Price for the shares with respect to which the Subscriptions are exercised and payment of the Subscription Price for such shares will be made to Caremark. Within a reasonable time after exercise, Caremark shall issue such shares and may cause a certificate to be transferred to the employee or to a custodian approved by the Committee on behalf of the employee. In no event shall fractional shares be issued pursuant to the Plan.

          7.2 Exercise Upon Death, Permanent Disability, Retirement and Designation. If an employee's employment with Caremark and its subsidiaries terminates by reason of death, permanent disability, retirement at or after age 55 or, to the extent provided by the Committee, the divestiture by Caremark of a division or a subsidiary by which he is employed, the employee (or, in the case of his death, his estate) may exercise his outstanding Subscriptions, in whole or in part, by filing a written notice of exercise with the Committee prior to the date on which such Subscriptions expire. Upon exercise, the employee's Subscription Account will be charged with the aggregate Subscription Price for the shares with respect to which the Subscriptions are exercised and the amount so charged shall be paid to Caremark. To the extent that the balance in the Subscription Account is not sufficient to satisfy the Subscription Price, the employee (or his estate, if applicable) shall make payment to Caremark of the difference. Within a reasonable time after exercise, Caremark shall issue such shares or cause such shares to be transferred to the employee or to a custodian approved by the Committee on behalf of the employee.

          7.3 Temporary Absence. If an employee ceases to be an employee of Caremark or its subsidiaries by reason of leave of absence, temporary layoff, or temporary disability, the employee may, for a period of 180 days, make regular payments to the Treasurer of Caremark in an amount equal to the payroll deductions that would have otherwise been required pursuant to subsection 6.1 had he continued as an employee and such payments shall be credited to his Subscription Account in the same manner as payroll deductions. If the employee has not resumed regular employment with Caremark or its subsidiaries when such 180 day period has ended, or if the employee does not make periodic


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payments during the period of his absence, he shall be treated as having terminated employment for a reason other than those described in subsection 7.2 as of the expiration of the 180 day period (or, if earlier, the date on which his periodic payments cease).

8.   Former Participants in Baxter Plan.

          8.1 Application. This Section 8 shall apply to employees who have subscriptions ("Baxter Subscriptions") outstanding under the Qualified Employee Stock Purchase Plan (the "Baxter Plan") maintained by Baxter International Inc. ("Baxter") immediately prior to the date on which Baxter distributes the outstanding shares of Common Stock to Baxter shareholders (the "Distribution Date").

          8.2 Issuance of Subscriptions. Subject to the following provisions of this Section 8, each employee who, immediately prior to the Distribution Date, has any outstanding Baxter Subscriptions shall be deemed to have submitted Subscriptions under the Plan in accordance with the provisions of subsection 5.1 and, as of the Distribution Date, the Subscriptions under the Plan shall be substituted for the Baxter Subscriptions.

          8.3 Subscription Price. With respect to each Subscription described in subsection 8.2, the Subscription Price per share of Common Stock subject thereto shall be equal to the lesser of (i) the amount which bears the same ratio to the Average Value (as defined below) of a share of Common Stock as the subscription price per share of Baxter common stock ("Baxter Stock") subject to the corresponding Baxter Subscription bears to the Average Value of a share of Baxter Stock or (ii) 85 percent of the Fair Market Value of a share of Common Stock on the day the Subscription is exercised. The term "Average Value" means, with respect to Common Stock or Baxter Stock, the average closing price of such stock as reported, in the case of Common Stock, on the Composite Tape (as defined in subsection 9.9) for the first ten trading days after the distribution of Common Stock and, in the case of Baxter Stock, as reported on the Composite Tape for the last five trading days prior to the distribution.

          8.4 Shares Subject to Subscription. The number of shares of Common Stock subject to each Subscription described in subsection 8.2 shall bear the same ratio to the number of shares of Baxter Stock subject to the Baxter Subscription as the Average Value of a share of Baxter Stock bears to the Average Value of a share of Common Stock.

          8.5 Subscription Account. As to the Distribution Date, the Subscription Account balance of each employee who is deemed to have submitted Subscriptions pursuant to subsection


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8.2, shall be equal to the balance in his subscription account under the Baxter
Plan immediately prior to the Distribution Date.

          8.6 Effect of Other Plan Provisions. Except as otherwise specifically provided in this Section 8, all terms and conditions of the Plan shall apply to Subscriptions described in this Section as if such Subscriptions were made pursuant to subsection 5.1 of the Plan; provided, however, that in no event shall the terms of the Plan be construed so as to provide any employee more favorable terms under any Subscription described in subsection 8.2 than such employee had immediately prior to the Distribution Date under the Baxter Subscription for which it is substituted.

     9.   General

          9.1 Term of Plan. This Plan will become effective upon its written approval by the sole shareholder of the Company, Baxter International Inc.; provided, however, that if such approval is not received prior to the first anniversary of the Plan's adoption by the Board, Subscriptions shall be of no effect.

          9.2 Duration. The Plan shall remain in effect until outstanding Subscriptions hereunder have been satisfied either by the issuance of shares of Common Stock or by the distribution of Subscription Account balances.

          9.3 Rights Not Transferable. Neither the right of an employee to purchase shares of Common Stock hereunder, nor his Subscription Account balance, may be transferred, pledged or assigned by the employee (except, in the event of the employee's death, by will or the laws of descent and distribution) and his rights hereunder may be exercised during his lifetime only by him. If the employee takes any action to so transfer, pledge or assign such right or balance, such action shall be deemed to constitute a withdrawal of all of his Subscriptions.

          9.4  Compliance with Applicable Law and Withholding.

          (a) Notwithstanding any other provision of the Plan, Caremark shall have no obligation to issue any shares of Common Stock under the Plan unless such issuance would comply with all applicable laws and the applicable regulations or requirements of any securities exchanges or similar entities.

          (b) Prior to the issuance of any shares of Common Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and will not dispose of them in


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     violation of the registration requirements of the Securities Act of 1933.

          (c) With respect to any person who is subject to section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Subscription under the Plan that it deems necessary or desirable to comply with the requirements of Rule 16b-3; provided, however, that any rights or privileges that are extended to such persons shall be extended uniformly to all eligible employees.

          (d) If, at any time, Caremark, in its sole discretion, determines that the listing, registration or qualification (or any updating of any such document) of any Subscription or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any Subscription or the issuance of shares of Common Stock pursuant to any Subscription, shares shall not be issued pursuant to such Subscription, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Caremark.

          (e) All amounts withheld pursuant to the Plan, shares issued pursuant to any Subscription and any payments pursuant to the Plan are subject to withholding of all applicable taxes and Caremark and its subsidiaries shall have the right to withhold from any payment or distribution of shares or to collect as a condition of any payment or distribution under the Plan, as applicable, any taxes required by law to be withheld. To the extent provided by the Committee, an employee may elect to have any distribution of shares otherwise required to be made pursuant to the Plan to be withheld or to surrender to Caremark or its subsidiaries shares of Common Stock already owned by the employee to fulfill any tax withholding obligation.

          9.5 No Continued Employment. The Plan does not constitute a contract of employment or continued service and participation in the Plan will not give any employee the right to be retained in the employ of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

          9.6 Treatment as Shareholder. Any Subscription made by an employee under the Plan shall not create any rights in such


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employee as a shareholder of Caremark until shares of Common Stock are registered in the name of the employee.

          9.7 Amendment and Termination. The Board may, at any time and in any manner, amend, suspend or terminate the Plan or any Subscription outstanding under the Plan; provided, however, that no such amendment or discontinuance shall:

          (a) increase the number of shares reserved under subsection 4.1 without stockholder approval;

          (b) be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Common Stock is listed or quoted; or

          (c) alter or impair the rights of any employee with respect to Subscriptions outstanding under the Plan without the consent of that employee.

Upon termination of the Plan, participating employees shall, in the discretion of the Board, either be permitted to exercise outstanding Subscriptions in a manner determined by the Board or shall be entitled to a distribution of the balance in their Subscription Account in satisfaction of all rights under the Plan.

     9.8 Prepayment of Purchase Price. Subject to the limitations of subsection 5.1 of the Plan, any or all outstanding Subscriptions may be paid in full immediately if a Change in Control occurs. For purposes of this Plan, a "Change in Control" shall have occurred if:

          (a) any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Caremark, any corporation owned, directly or indirectly, by the stockholders of Caremark in substantially the same proportions as their ownership of stock of Caremark, and any trustee or other fiduciary holding securities under an employee benefit plan of Caremark or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Caremark representing 15% of Caremark's then outstanding securities having the right to vote for the election of directors;

          (b) during any 24 month period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with Caremark to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Board or nomination for


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     election by Caremark's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (c) the stockholders of Caremark approve a merger or consolidation of Caremark with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Caremark outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of Caremark or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Caremark (or similar transaction) in which no Person acquires more than 15% of Caremark's then outstanding securities having the right to vote for the election of directors; or

          (d) the stockholders of Caremark approve a plan of complete liquidation of Caremark or an agreement for the sale or disposition by Caremark of all or substantially all of Caremark's assets (or any transaction having a similar effect).

          9.9 Definition of Fair Market Value. Except as otherwise determined by the Committee, the "Fair Market Value" of a share of Common Stock as of any date shall be equal to the closing sale price of a share of Common Stock as reported on The National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or if the Common Stock is not traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) (the "Composite Tape") on the applicable date or, if no sales of Common Stock are reported on such date, the closing sale price of a share of Common Stock on the date the Common Stock was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable).



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